                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made as of this 25th day of June 1999, by and between WorldPort Communications, Inc., a Delaware corporation (the "Company") and Carl Grivner (the "Executive").

         WHEREAS, the Executive desires to be an employee of the Company, and the Company desires to secure the services of the Executive for the period and upon the terms and conditions hereinafter set forth, and the Executive is willing to accept his employment with the Company upon the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the premises and promises contained herein, the parties agree as follows:

         1. EMPLOYMENT AND DUTIES. The Company hereby agrees to employ the Executive and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth, effective as of the Starting Date (as defined below). The Executive shall serve as Chief Executive Officer of the Company, and in such additional capacities as may reasonably be assigned from time to time by the Board of Directors of the Company, and shall perform all duties incident to such position and such additional capacities as may be given to him from time to time by the Board of Directors of the Company. In his capacity as Chief Executive Officer, the Executive shall have the duties assigned to the President pursuant to the Company's Bylaws and shall report directly to the Board of Directors of the Company. The Executive shall devote substantially all of his working time, efforts and skill to the fulfillment of his employment duties hereunder. In connection with the Executive's employment by the Company, the Executive shall be based in the Chicago, Illinois area except for required travel on Company business and except as otherwise agreed between the Executive and the Company.

         2. TERM. Subject to the provisions for termination as hereinafter set forth, this Agreement shall be in effect for a period of three
(3) years (the "Term") from a starting date which is mutually acceptable to the Company and the Executive but which in no case is later than June 21, 1999 (the "Starting Date"); provided, however, that the Term shall automatically be extended on a day by day basis effective on and after the second anniversary of the Starting Date (so that it shall always then have a one year term) until such date as either the Company or the Executive shall have terminated such automatic extension provisions by giving written notice to the other.

         3. COMPENSATION. In full consideration for the services rendered by the Executive hereunder, the Company shall provide to the Executive:

                         (a) An annual base salary equal to five hundred thousand dollars ($500,000), payable in accordance with the Company's customary payroll practices. The base salary shall be reviewed annually as of the end of each calendar year during the Term by the Compensation Committee of the Company's Board of Directors (the "Committee"). Each annual review shall be completed within 60 days after the last day of the year. Based upon such reviews, the Committee may increase, but shall not decrease, the base salary.

                         (b) An annual cash bonus, the amount of which shall be determined and paid at the discretion of the Board of Directors of the Company in light of the Company meeting business plan targets established by the Board of Directors; provided, however, that in no event shall such annual cash bonus be less than three hundred fifty thousand dollars ($350,000) per year; $100,000 of which during the first year shall be payable within 30 days after Executive's permanent residence relocation to the Chicago, Illinois area.

         4. STOCK OPTIONS. On or promptly following the Starting Date, the Company shall issue to the Executive options to acquire an aggregate of 825,000 shares of the Company's common stock, par value $.0001 per share. The options shall be subject to the provisions set forth on Exhibit A attached hereto.

         5. ADDITIONAL BENEFITS. The Executive shall be entitled to participate in all benefit programs as are from time to time established and maintained for the benefit of the Company's employees generally, subject to the provisions of such plans and programs. Notwithstanding anything in the foregoing sentence to the contrary, the Executive shall be entitled to at least four (4) weeks of vacation each year during the Term. In addition, the Executive shall be entitled to such perquisites of employment as are generally provided to senior executives of the Company, subject to the discretion of the Board of Directors of the Company. The Company shall reimburse the Executive for reasonable business expenses incurred by the Executive in the performance of his duties under this Agreement, including expenses for entertainment, travel and similar items, upon presentation by the Executive from time to time of an itemized account of such expenditures and compliance by the Executive with any Company policies regarding such expenses.

         6. NON-DISCLOSURE. Except as may be required by law, the Executive will not at any time after the date of this Agreement, divulge, furnish or make accessible, or otherwise transfer to anyone (other than in the regular course of business of the Company) who is not an employee of the Company, without the consent of the Board of Directors of the Company, any knowledge or information which has not been publicly disclosed by the Company or otherwise is not generally known to other persons engaged in businesses similar to that conducted by the Company ("Confidential Information"), with respect to any (i) confidential or secret processes, improvements, plans, material, devices or ideas or other know-how, whether patentable or not, (ii) confidential or secret engineering, development or research work, (iii) financial, economic and pricing information, or (iv) other confidential or secret aspects of the Company's business (including, without limitation, information relating to operating methods or processes, marketing or business plans, sales techniques, service records, customer lists, supplier lists and pricing arrangements with customers or suppliers). The provisions of this
Section 6 shall survive the termination of this Agreement.

         7. REMEDIES. The Executive acknowledges that irreparable damage would result to the Company if the provisions of Section 6 were breached by the Executive, and the Company would not have an adequate remedy at law for such a breach or threatened breach. In the event of such a breach or threatened breach, the Executive agrees that the Company, may, notwithstanding anything to the contrary herein contained, and in addition to the other remedies which may be available to it, enjoin the Executive, together with all those persons associated with him, from the breach or threatened breach of such covenants.

         8. TERMINATION OF AGREEMENT. The Company and the Executive hereby agree that:

                         (a) The Company may at any time terminate this Agreement for Cause. For purposes hereof, Cause shall mean
                  (i) aiding or abetting a competitor; (ii) that the Executive has been convicted of a felony involving theft or moral turpitude, or (iii) that the Executive has engaged in conduct that constitutes willful gross neglect or willful gross misconduct with respect to employment duties, resulting in the case of (ii) or (iii) in material economic harm to the Company. Notwithstanding the foregoing, the Company may not terminate the Executive's employment for Cause unless (i) a determination that Cause exists is made and approved by a majority of the Company's Board of Directors, (ii) the Executive is given at least ten (10) days' written notice of the Board meeting called to make such determination, and
                  (iii) the Executive and his legal counsel are given the opportunity to address such meeting. Upon termination of this Agreement pursuant to this Section 8(a), all unvested stock options received by the Executive (whether pursuant to this Agreement or otherwise) shall automatically terminate and be cancelled and the Company shall have no further obligations to the Executive under this Agreement.

                         (b) This Agreement shall automatically terminate upon the Executive's death. If the Company determines in good faith that the Disability of the Executive has occurred (pursuant to the definition of "Disability" set forth below), it may give to the Executive written notice of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective upon receipt by the Executive of such notice given at any time after a period of one hundred twenty (120) consecutive days of Disability ("Disability Effective Date"). For purposes of this Agreement, "Disability" means the Executive's inability to substantially perform his duties hereunder, with reasonable accommodation, as evidenced by a certificate signed either by a physician mutually acceptable to the Company and the Executive or if the Company and the Executive cannot agree upon a physician, by a physician selected by the Company. Until the Disability Effective Date, the Executive shall be entitled to all compensation and benefits provided for under Sections 3 through 5 hereof. In addition, the Executive or his estate (as applicable) shall be entitled to the disability benefits or death benefits available to other senior executives of the Company. Upon the termination of this Agreement pursuant to this Section 8(b), the stock options granted to the Executive pursuant to
                  Section 4 above shall, to the extent the closing price for the Common Stock has achieved the levels required by Exhibit A, but notwithstanding the anniversary-based vesting provisions set forth in Exhibit A, automatically vest on a pro rata basis as if all such options were to have vested equally over the Term on a monthly basis at the end of each full month of the Executive's employment hereunder. No options shall vest until the closing price for the Common Stock has achieved the levels required by Exhibit A, if any.

                         (c) (i) During the Term, the Executive's employment hereunder may be terminated by the Company without Cause or by the Executive for Good Reason.

                  For purposes of this Agreement, "Good Reason" shall mean (1) the assignment to the Executive of any duties inconsistent in any material respect with the Executive's position (including status, offices, titles and reporting relationships), authority, duties or responsibilities as contemplated by
                  Section 1 of this Agreement, or any other action by the Company which results in a significant diminution in such position, authority, duties or responsibilities, excluding any isolated and inadvertent action not taken in bad faith and which is remedied by the company within ten (10) days after receipt of a notice thereof given by the Executive; (2) any failure by the Company to comply with any of the provisions of Sections 3 through 5 of this Agreement other than an isolated and inadvertent failure not taken in bad faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by the Executive;
                  (3) the Executive being required to relocate to a principal place of employment more than seventy-five (75) miles from Chicago, Illinois; (4) failure by the company to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of the assets of the Company within 15 calendar days after the closing of such transaction; or (5) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement.

                              (ii) during the Term, the Executive's employment may be terminated by the Executive within ninety (90) days immediately following a Change in Control if the Executive determines in his sole discretion that he can no longer effectively perform the duties of his position. For purposes of the foregoing sentence, a "Change in Control" will be deemed to have occurred: (a) when any person (as that term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but excluding any employee benefit plan of the Company, or any person organized, appointed or established by the Company for or pursuant to the terms of any such plan), other than The Heico Companies LLC or any strategic investor with whom the Company has had or is currently having discussions regarding an investment in or purchase of or merger with the Company, or any affiliate thereof, has acquired, (including any increase in percentage ownership due to conversions of outstanding stock) either directly or indirectly, beneficial ownership of securities representing thirty-five percent (35%) or more of the total votes that could be cast by the holders of all of the Company's outstanding securities entitled to vote in elections of members of the Company's Board (the "Voting Stock"); (b) if, during any period of two consecutive years (not including any period prior to the Starting Date), individuals who at the beginning of such period constitute the Board (and any new Board member, whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of a majority of the Board members then still in office who either were Board members at the beginning of the period of whose election or nomination for election was so approved), cease for any reason to constitute a majority of the Board members then constituting the Board; (c) when a reorganization, merger or consolidation of the Company is consummated, in each case, unless, immediately following such reorganization, merger or consolidation, (A) more than 60% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Voting Stock outstanding immediately prior to such reorganization, merger or consolidation, and (B) at least one-half of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; (d) when the shareholders of the Company approve (or if shareholder approval is not necessary, upon the consummation of) (A) a complete liquidation or dissolution of the Company, or (B) the sale or other disposition of all or substantially all of the assets of the Company, other than to any corporation with respect to which, immediately following such sale or other disposition, (1) a majority of, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Voting Stock outstanding immediately prior to such sale or other disposition of assets, and (2) at least one-half of the members of the board of directors of such corporation were members of the Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

                         (iii) If the Executive's employment is terminated pursuant to clause (i) of this Section 8(c), the Company shall pay the Executive a lump sum in cash within thirty (30) days after the date of termination, equal to the aggregate of the following amounts: (1) the Executive's base salary, as of the date of termination, through the end of the Term (determined without regard to the termination thereof pursuant to Section 8), (2) the guaranteed bonus for the year in which the date of termination occurs, or, if greater, the Executive's most recent annual bonus, multiplied by the number of years (including daily proration for any partial year) between the January 1 of the year in which the termination occurs and the end of the Term (determined without regard to the termination thereof pursuant to Section
                  8); and (3) those other obligations and benefits accrued or earned (including any earned but unpaid bonuses) by the Executive as of the date of termination. In addition, all stock options granted to the Executive pursuant to Section 4 above shall, to the extent the closing price for the Common Stock has achieved the levels required by Exhibit A, but notwithstanding the anniversary-based vesting provisions set forth in Exhibit A, vest in full. No options shall vest until the closing price for the Common Stock has achieved the levels required by Exhibit A, if any.

                         (iv) If the Executive's employment is terminated pursuant to clause (ii) of this Section 8(c), the Company shall pay the Executive a lump sum in cash within thirty (30) days after the date of termination, equal to the aggregate of the following amounts: (1) the Executive's base salary, as of the date of termination, for the lesser of (x) one-year period and (y) the balance of the Term (determined without regard to the termination thereof pursuant to Section 8), (2) the guaranteed bonus for the year in which the date of termination occurs, and (3) those other obligations and benefits accrued or earned (including any earned but unpaid bonuses) by the Executive as of the date of termination. In addition, all stock options granted to the Executive pursuant to
                  Section 4 above shall, to the extent the closing price for the Common Stock has achieved the levels required by Exhibit A, but notwithstanding the anniversary-based vesting provisions set forth in Exhibit A, vest in full. No options shall vest until the closing price for the Common Stock has achieved the levels required by Exhibit A, if any.

                           (d) In the event of the termination by the Executive of this Agreement for any reason (except as otherwise provided in Section 8(c) above) all unvested stock options received by the Executive (whether pursuant to this Agreement or otherwise) shall automatically terminate and be cancelled and the Company shall have no further obligations to the Executive under this Agreement.

                           (e) Upon termination of this Agreement, or earlier if requested by Company, the Executive or his personal representative shall promptly deliver to the Company, without retaining any copies, all books, memoranda, plans, records and written data of every kind pertaining to confidential information of the Company which are then in his possession. Executive shall also promptly deliver to the Company all of the Company's equipment or supplies which are in his possession.

         9.       GOLDEN PARACHUTE EXCISE TAX.

                           (a) In the event that the Executive becomes entitled to any payments or benefits (whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement with the Company) (collectively, the "Payments") that will be subject to the tax (the "Excise Tax") imposed on "excess parachute payments" by Section 4999 of the Code, the Company shall pay the Executive, at least 30 days prior to the time payment of any such Excise Tax is due, an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax and any federal and state and local income tax imposed on the Gross-Up Payment, shall be equal to the Excise Tax imposed on the Payments. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) the Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax to the extent recommended by tax counsel selected by the Company's independent auditors, (B) the amount of the Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (i) the total amount of the Payments or (ii) the amount of excess parachute payments within the meaning of
                  Section 280G(b)(1) (after applying clause (A) above), and (C) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to the Executive's taxable income in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation applicable to the Executive's taxable income in the state and locality of the Executive's residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such sate and local taxes. The Executive shall notify the Company of any audit or review by the Internal Revenue Service of the Executive's federal income tax return for the year in which payment under this Agreement is made within ten (10) days of the Executive's receipt of notification of such audit or review. In addition, the Executive shall also notify the Company of the final resolution of such audit or review within ten (10) days of such resolution.

         10. ASSIGNMENT. This Agreement is personal in nature and may not be assigned by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's heirs and legal representatives. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition or property or stock, liquidation, or otherwise) to all or substantially all of its assets, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. As used in this Agreement, the term "Company" shall include any successor to the Company's business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         11. NOTICE. All notices, requests, demands and other communications given by any party hereto shall be in writing and shall be deemed to be duly given if (i) personally delivered, (ii) mailed first class, return receipt requested, (iii) sent via reputable overnight courier, or (iv) transmitted via facsimile with confirmation of receipt, all addressed as follows:

                           To the Company:

                           WorldPort Communications, Inc.
                           1825 Barrett Lakes Blvd.
                           Kennesaw, Georgia 30144
                           Facsimile: 770-792-0676
                           Attention: Chairman of the Board

                           To the Executive:

                           Mr. Carl Grivner
                           WorldPort Communications, Inc.
                           1825 Barrett Lakes Blvd.
                           Kennesaw, Georgia 30144
                           Facsimile: 770-792-0676

         12. ENTIRE AGREEMENT. This instrument supersedes all prior understandings and agreements of the parties hereto and contains the entire agreement of the parties and may not be amended or changed, except by an agreement in writing entered into by all parties hereto.

         13. ARBITRATION. Any dispute or controversy between the Company and the Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration administered by the American Arbitration Association ("AAA") in accordance with its Commercial Arbitration Rules then in effect and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration shall be held before a single arbitrator who shall be selected by the mutual agreement of the Company and the Executive, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive. The Company and the Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision. The arbitration proceeding shall be conducted in Chicago, Illinois or such other location to which the parties may agree.

         14. INDEMNIFICATION. The Company shall use its best efforts to maintain, for the benefit of the Executive, director and officer liability insurance in form at least as comprehensive as, and in an amount that is at least equal to, that maintained by the Company on the Starting Date. In addition, the Executive shall be indemnified by the Company against liability as an officer and director of the Company and any subsidiary or affiliate of the Company to the maximum extent permitted by applicable law. The Executive's rights under this Section 14 shall continue so long as he may be subject to such liability, whether or not this Agreement may have terminated prior thereto.

         15. SEVERABILITY. Each provision of this Agreement is intended to be severable. In the event that any one or more of the provisions contained in this Agreement shall for any reason be adjudicated to be invalid or unenforceable in any competent jurisdiction, the same shall not affect the validity and enforceability of any other provisions of this Agreement, but this Agreement shall be construed in such jurisdiction as if such invalid or unenforceable provision had never been contained therein.

         16. APPLICABLE LAW. The Agreement shall be governed by, and construed in accordance with, the law of the State of Illinois.

         17. NON-WAIVER. Any party's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof.

         18. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                                   *   *   *

         IN WITNESS WHEREOF, the parties hereto have duly executed, or caused this Agreement to be duly executed, as of the date first above written.


                                       WORLDPORT COMMUNICATIONS, INC.



/s/ Carl Grivner                       By:
-----------------------------                ----------------------------------
Carl Grivner                           Name:
                                             ----------------------------------
                                       Title:
                                             ----------------------------------

                                   EXHIBIT A
                             TERMS OF STOCK OPTIONS

Options to acquire an aggregate of 825,000 shares of WorldPort Communications, Inc. common stock (the "Common Stock") shall be issued to the Executive pursuant to Section 4 hereof. All options shall be non-qualified options and shall be issued at 85% of the closing price for the Company's Common Stock on May 28, 1999 as reported on the Nasdaq SmallCap. Market System.

The options will be granted in four separate tranches as follows:

(1) 300,000 shares. Vest as follows: (i) 17,187 on the first day of each month beginning on July 1, 1999 for six months, (ii) 103,128 on the first anniversary of grant date and (iii) 93,750 on second anniversary of grant date, provided that the Executive is employed by the Company on such dates.

(2) 180,000 shares. Vest as follows (i) 112,500 on second anniversary of grant date and (ii) 67,500 on third anniversary of grant date, provided that the Executive is employed by the Company on such dates, and provided, however, that no options shall vest unless and until the closing price for the Common Stock as reported on the Nasdaq SmallCap Market System has been equal to at least $15.00 for a period of at least 30 consecutive trading days.

(3) 180,000 shares. Vest as follows (i) 138,750 on third anniversary of grant date and (ii) 41,250 on fourth anniversary of grant date, provided that the Executive is employed by the Company on such dates, and provided, however, that no options shall vest unless and until the closing price for the Common Stock as reported on the Nasdaq SmallCap Market System has been equal to at least $20.00 for a period of at least 30 consecutive trading days.

(4) 165,000 shares. Vest on fourth anniversary of grant date, provided that the Executive is employed by the Company on such date, provided, however, that no options shall vest unless and until the closing price for the Common Stock as reported on the Nasdaq SmallCap Market System has been equal to at least $25.00 for a period of at least 30 consecutive trading days.

The stock options to be issued hereunder shall be issued pursuant to the WorldPort Communications, Inc. Amended and Restated Long-Term Incentive Plan and will be subject to the terms thereof.